                                                                    EXHIBIT 4(b)

                            STOCK PURCHASE AGREEMENT

                                  Introduction

      THIS AGREEMENT by and between Scott B. Laurans, 35 Barberry Hill Road, Providence, RI 02906 (the "Seller") and Fleet National Bank, a national banking association, One Monarch Place, Springfield, MA 01102 (the "Buyer") is dated as of January 15, 1997.

                                    Recitals

      The Seller is the owner of 17,500 shares (the "Purchased Shares") of the issued and outstanding common stock of the Providence Group Investment Advisory Company, a Rhode Island corporation ("TPG"). Upon the terms and conditions set forth in this Agreement, the Seller desires to sell, and the Buyer desires to Purchase, the Purchased Shares.

                                   Agreements

      The parties have mutually agreed as follows:

      1. Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells and transfers to the Buyer the Purchased Shares and the Buyer hereby purchases from the Seller the Purchased Shares, in exchange for the delivery by the Buyer to the Seller of the Convertible Promissory Note (the "Note") of the Buyer in the form of such Note attached hereto as Exhibit I.

      2. Representations and Warranties of Seller. The Seller represents and warrants to the Buyer as follows:

            2.1. Ownership of Purchased Shares. The Seller owns all of the Purchased Shares, free and clear of all liens, encumbrances, security interests, claims and restrictions. Other than the shares of common stock of TPG owned by Scott Laurans ("Laurans") and the preferred stock of TPG owned by the Buyer, the Purchased Shares represent all of the outstanding shares of stock of TPG. The Seller has full power and authority to transfer the Purchased Shares to the Buyer. On the Closing Date, the Buyer will acquire title to the Purchased Shares free and clear of any restrictions, liens and encumbrances whatsoever. There are no rights, subscriptions, warrants, options, conversion rights or other arrangements of any kind outstanding to purchase or otherwise acquire any of the Purchased Shares, except as otherwise provided in an Investment Agreement by and among TPG, certain of its shareholders and Fleet Financial Group, Inc. ("FFG"), dated as of September 19,

                  1994, as amended. The Seller has not granted any right of first refusal or other right to restrain the transfer of the Purchased Shares.

            2.2. Unauthorized Action. The Seller in his capacity as an officer, director and stockholder of TPG has not taken any action or omitted to take any action that would or could incur any material liability or obligation on behalf of TPG that has not been disclosed to the Buyer prior to the date hereof.

            2.3. Reports and Financial Statements; Undisclosed Liabilities. The Buyer has heretofore been furnished with complete and correct copies of the following: the audited balance sheet of TPG as of December 31, 1995 and the related audited statements of earnings, retained earnings and cash flows for the year then ended, as well as the unaudited balance sheet of TPG as of September 30, 1996 (the "Balance Sheet Date") and the related unaudited statements of earnings, retained earnings and cash flows for the nine-month period then ended, and all of the notes to all such statements, each of which is attached hereto as Schedule 2.3 (collectively, the "Financial Statements"). Each of the Financial Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of the balance sheets included in such Financial Statements fairly presents the financial condition of TPG as of the close of business on the date thereof; and each of the statements of earnings included in such Financial Statements fairly presents the results of operations of TPG for the period then ended. TPG has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the Financial Statements, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practice and that individually or in the aggregate do not have and could not be reasonably expected to have a material adverse effect on TPG.

            2.4. Compliance with Laws. TPG is in compliance in all material respects with, and is not in any material respect in default under or in violation of, and the operation of the business of TPG does not contravene in any material respect, any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any governmental body applicable to TPG or TPG's business, including, without limitation, rules and regulations of the Securities and Exchange Commission and the Securities Division of the Rhode Island Department of Business Regulation.

            2.5. No Conflicting Obligations. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by the Seller will not conflict with any understanding or agreement to which the Seller is a party or by which the Seller is bound.

      3. Representations and Warranties of Buyer. The Buyer represents and warrants to the Seller as follows:

            3.1. Authorization. The execution and delivery of this Agreement and the issuance, execution and delivery of the Note (together with this Agreement, the "Documents") and the performance by the Buyer of its obligations thereunder have been duly authorized by all requisite corporate action and each of the Documents constitutes the duly authorized and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

            3.2. No Conflict. Neither the execution and delivery of the Documents by the Buyer nor the performance by the Buyer of its obligations thereunder conflict with any provision of the Buyer's charter or by-laws or with any agreement, contract or commitment, to which the Buyer is a party or by which the Buyer's property is bound, or any federal, state or local law, ordinance or regulation.

            3.3. Regulatory Approvals. Buyer has obtained all regulatory approvals, if any, required for the Buyer to execute and deliver each of the Documents and to perform its obligations thereunder.

      4. Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the execution and delivery hereof, at the offices of Ropes & Gray, One International Place, Boston, MA.

            4.1. Seller's Deliveries at Closing. At the closing, the Seller will deliver to the Buyer the following, all documents to be in form and substance satisfactory to the Buyer and the Buyer's counsel:

                  4.1.1. A certificate or certificates representing the
                         Purchased Shares, registered in the name of the Seller, duly endorsed by the Seller for transfer to the Buyer or accompanied by an assignment of the Purchased Shares to the Buyer duly executed by the Seller;

            4.2. Buyer's Deliveries at Closing. At the closing, the Buyer will deliver to the Seller the following, all documents to be in form and substance satisfactory to Seller and Seller's counsel:

                  4.2.1. The Note, duly executed by an authorized officer of the
                         Buyer, the Joinder to which shall have been duly executed by an authorized officer of Fleet Financial Group, Inc. ("FFG").

                  4.2.2. Corporate resolutions of the Buyer authorizing the
                         transactions provided for in this Agreement.

                  4.2.3. Corporate resolutions of FFG authorizing FFG to execute and deliver the Joinder and the transactions contemplated thereby, including, without limitation, the issuance of the shares of the FFG Common Stock to be issued upon conversion of the Note.

      5. No Broker. Each of the parties represents and warrants that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as each party knows, no broker or other person is entitled to any commission or finder's fee in connection with any such transaction.

      6. Fees and Expenses. Each party shall pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated herein.

      7. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties regarding such subject matter. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties and no waiver of any provision of this Agreement shall be binding unless signed by the party giving such waiver.

      8. Further Assurances. Each party shall from time to time execute and deliver such additional documents and instruments and take such additional actions as any other party may reasonably require in order to carry out the transactions contemplated by this Agreement.

      9. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      10. Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement or the Note shall survive the Closing, provided, however, that neither party shall have any liability for the breach of any representation or warranty made herein unless such party shall have received written notice of such breach from the other party, specifying such breach in reasonable detail, prior to the second anniversary date of this Agreement.

      11. Notices. All notices, requests, demands or communications required or permitted to be given or made under this Agreement or the Note must be in writing and shall be deemed to be received (i) if delivered in person, when actually delivered, (ii) if sent by confirmed telecopy, with a copy of such telecopy is sent by registered or certified mail, (iii) if delivered by overnight courier, when actually delivered or (iv) if delivered by mail, when five business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, and in the case of each of (i) through (iv), when addressed as follows:

            11.1. If to the Seller, to the Seller at his address as first set forth above, or at such other address as shall have been specified by the Seller to the Buyer in accordance with the provisions of this section; and

            11.2. If to the Buyer, to the Buyer c/o Fleet Financial Group, One
                  Federal Street, Boston, Massachusetts 02110, Attention:
                  Secretary, or at such other address as shall have been specified by the Buyer to the Seller in accordance with the provisions of this section.

      12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect any choice or contract of law provision or rule that would cause the application of the substantive laws of any other state.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                               By: /s/ Michael Noble
                                   --------------------------------
                                   Title: Senior Vice President


                                   /s/ Scott B. Laurans
                                   --------------------------------
                                   Scott B. Laurans

                                                                       EXHIBIT I

                           CONVERTIBLE PROMISSORY NOTE

$2,356,000                                                 Boston, Massachusetts
                                                          As of January 15, 1997

      FOR VALUE RECEIVED, the undersigned, Fleet National Bank, a national banking association (the "Bank"), promises to pay to Scott B. Laurans, an individual resident at 35 Barberry Hill Road, Providence, RI 02906 ("Laurans;" together with any subsequent holder hereof, the "Holder") or order on January 15, 2012, the principal sum of two million three hundred fifty six thousand dollars ($2,356,000), together with interest in arrears from the date hereof on the principal amount from time to time unpaid at a per annum rate of seven percent (7%). The Bank shall pay such interest quarterly on the 15th day of April, July, October and January in each year commencing April 15, 1997, except that all accrued but unpaid interest shall be paid at the stated or accelerated maturity date hereof.

      This Convertible Promissory Note (the "Note") may not be prepaid in whole or in part at any time.

      All payments hereunder shall be made to the Holder at the address first shown above or at such other address as the Holder may designate to the Bank from time to time in writing.

      In the event of any of the following (each a "Default") the Holder may by notice in writing to the Bank declare the entire unpaid principal of this Note, together with accrued interest thereon, immediately due and payable: (a) the Bank fails to make any payment of interest on this Note as provided herein, and such failure continues for a period of 15 days, (b) there is a breach of any of the Exhibit Obligations (as defined below) or (c) the Bank is the subject of any receivership proceeding initiated by any state or federal bank regulatory authority or files or has filed against it any petition under any bankruptcy or insolvency law or for the appointment of a receiver or makes a general assignment for the benefit of creditors. No failure by the Holder to take action with respect to any such Default shall affect the Holder's subsequent rights to take action with respect to the same or any other Default. In the event of Default, the Bank agrees to pay all reasonable costs incurred by the Holder in collecting amounts due or otherwise enforcing Holder's other rights hereunder, including reasonable attorneys' fees.

      This Note is unsecured and, if so requested by the Bank, the Holder hereof agrees to execute and deliver any instruments which the Bank may reasonably require in order to subordinate this Note to any other indebtedness of the Bank to unaffiliated third-parties.

      Holder shall have the rights and privileges set forth in Exhibits A and B annexed hereto and incorporated herein, on the terms and conditions thereof, and all obligations under Exhibits A and B which are owed to or benefit the Holder (the "Exhibit Obligations") shall be considered as obligations owed the Holder by the Bank under this Convertible Note. In addition, the Holder shall have recourse to Fleet Financial Group, Inc. ("FFG") under its Joinder to this Note on account of any breach of the Exhibit Obligations by FFG or the Bank. Capitalized terms used in Exhibits A and B and not otherwise defined therein shall have the meanings given to them in this Note.

      The Bank and each guarantor or endorser of this Note hereby severally expressly waives presentment, demand, notice of non-payment and protest, and all other notices or demands required by law, except as expressly provided in this Note. THE BANK HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS NOTE.

      The rights and obligations of the Bank and all provisions hereof shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts except to the extent that such laws are superseded by federal enactments.

      IN WITNESS WHEREOF, the undersigned Bank has caused this Note to be executed under its corporate seal by its duly authorized officer as of the date first above written.

                               FLEET NATIONAL BANK


                               By:
                                   --------------------------------
                                   Name:
[Seal]                             Title:


---------------------------
Witness

                                     JOINDER

      The undersigned hereby joins in the execution and delivery of this Convertible Promissory Note for the purposes of assuming and guaranteeing, severally and unconditionally, the obligations described in Exhibit A and B to this Note, but otherwise without recourse under this Note.

                               FLEET NATIONAL BANK


                               By:
                                   --------------------------------
                                   Name:
                                   Title:
                                   Hereunto duly authorized
---------------------------
Witness

                                                                       Exhibit A

                                CONVERSION RIGHTS

      1. Right to Convert. Subject to the terms and conditions contained herein, the Holder of the Note to which this Exhibit A is annexed shall have the right at any time on or after the first anniversary date of the Note to convert all or any part of the principal amount of the Note outstanding on the date of conversion into the number of shares (the "Shares") of common stock of Fleet Financial Group, Inc. ("FFG"), par value $.01 per share (the "Common Stock") equal to the amount so to be converted divided by $50.575.

      2. Adjustment to Conversion Price. The conversion price shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend or any other increase or decrease in such shares effected without receipt of consideration by FFG to the same extent as any such change would result in a change in the exercise price of options issued under FFG's Amended and Restated 1992 Stock Option and Restricted Stock Plan (as from time to time in effect) or any successor plan of similar general applicability.

      3. Exercise of Conversion Rights. The Holder shall exercise the Holder's rights to convert as described herein by surrendering the Note to the Bank, at the offices of the Bank at One Monarch Place, Springfield, MA 01102 or at such other address as the Bank has provided to the Holder in writing. The Note shall be accompanied by written notice stating the portion of the Note which the Holder intends to convert, which if less than the amount of all outstanding amounts under the Note shall be no less than $100,000. No fractional shares or script representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon surrender of the Note for conversion. If any such conversion shall be for less than the full principal amount of the Note then outstanding, the Bank will forthwith issue to the Holder a new Note in the principal amount remaining after such conversion, dated the date hereof, and otherwise upon all of the terms and conditions and in the form hereof.

      The Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the Note for conversion in accordance with the foregoing provisions, and at such time the rights of the Holder, as Holder of the Note, shall cease to the extent of the portion of the Note so converted and the Holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion of the Note. As promptly as practicable on or after the date of any conversion in full or in part of the Note, but in no event later than five business days thereafter, FFG shall contribute the Shares to be issued to the Holder to the Bank and the Bank shall deliver to the Holder, or as the Holder may direct, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion together with (a) payment in lieu of any fraction of a share, as hereinabove provided, (b) in the case of any partial conversion of the Note, a new Note or Note as hereinabove provided and (c) interest through the date of conversion on the principal amount converted.

      4. Provisions Applicable in Connection with a Consolidation, Merger, Sale of Assets or Reorganization of FFG. If Fleet is a party to any transaction (a "Transaction"), including without limitation, a merger, consolidation, sale of all or substantially all of FFG's assets or recapitalization of Common Stock, in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of FFG or common stock or other securities of another corporation or interests in a non-corporate entity or other property, including cash, or any combination of any of the foregoing, provisions shall be made to permit Holder to convert the Note in whole or in part prior to consummation of such a transaction so as to entitle the Holder to receive, in exchange for the Shares received on such conversion, such stock, other securities, cash or property. If the Transaction does not qualify as a tax free reorganization under
Section 368 of the Internal Revenue Code, as tax free under Section 351 of the Code, or as tax free under any successor provision or provisions (a "Tax Free Reorganization"), any portion of the Note not converted prior to the Transaction and outstanding after the Transaction shall not be convertible after the Transaction. If the Transaction does qualify as a Tax Free Reorganization, after giving effect to any conversion of a portion of the Note prior to the Transaction, the Note shall be subject to the following provisions, unless the Holder prior to the Transaction irrevocably elects in a writing delivered to the Bank to forego any further conversion of the Note:

      (i) The Bank shall make a reasonable determination of the consideration (the "Consideration") which the Holder would have received if the Note had been converted into Shares just prior to the Transaction and exchanged in the Transaction. For this purpose, if the Holder could have elected what would be received in the Transaction, the Consideration which could have been received shall be determined by assuming that the Holder elected to receive the maximum amount of the Consideration which would qualify as nonrecognition property under the Code.

      (ii) Promptly after the effective date of the Transaction, the Holder shall deliver the Note to the Bank and, within five business days after the Holder presents the Note to the Bank, the Bank shall:

            (a) transfer to the Holder of the Note the recognition property included in the Consideration, in complete payment and satisfaction of a portion of the Note determined by multiplying the Note by a fraction the numerator of which is the fair market value of such recognition property determined as of the effective date of the Transaction and the denominator of which is the fair market value of the Consideration as of such date,

            (b) pay the Holder interest through the effective date of the Transaction on that portion of the Note paid under (ii)(a) above, and

            (c) deliver to the Holder a new Note in the principal amount remaining after the payment in (ii)(a) above, dated the date hereof, and otherwise upon all of the terms and conditions and in the form hereof except that it shall be convertible as provided in (iii) below.

      (iii) The Note issued under (ii)(c) above shall be convertible into the nonrecognition property included in the Consideration and shall after its issuance be adjusted on terms and conditions equivalent to those specified in this Exhibit A, including, with respect to any future Transaction, the provisions of this Section 4.

                                                                       Exhibit B

                               REGISTRATION RIGHTS

      1. FFG's Registration Obligations. On or before the first anniversary of the date of the Note, FFG shall prepare and file and cause to become effective a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") for the sale of the Shares of Common Stock to be delivered to the Holder on conversion of Note. FFG shall prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all of such shares shall have been sold pursuant to such Registration Statement.

      2. Exception to Registration Requirements When Shares May Be Sold Under Rule 144. Notwithstanding the provisions of Section 1 of this Exhibit B, FFG shall not be obligated to file or to keep effective any such Registration Statement for any time period during which the original holder of the Note is eligible, or if such original Holder still held the note, would be eligible, to sell all Shares issuable on conversion of the remaining outstanding principal amount of the Note in a single transaction under Rule 144 without invoking Rule 144(e)(1)(ii) or (iii).

      3. Miscellaneous. FFG shall reserve for issuance the maximum number of shares issuable at any time on conversion of the entire outstanding principal amount of the Note. Any Shares issued on conversion of the Note shall be duly listed for trading on the New York Stock Exchange (or if different at any time, any other securities exchange or national market system on which the shares of FFG Common Stock are principally traded), subject to official notice of issuance.


                                      B-1